UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Abercrombie & Fitch Co.

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[ABERCROMBIE & FITCH CO. LETTERHEAD]

June 15, 2011

Ms. Meredith Lawless
Fidelity Investments
Investment Proxy Research
One Spartan Way TS1E
Merrimack, NH 02054

Re: Abercrombie & Fitch Co.

Dear Ms. Lawless:

Thank you for taking the time to discuss with us our (1) advisory vote on executive compensation and (2) proposed amendment and restatement of the Abercrombie & Fitch Co. 2007 Long-Term Incentive Plan (the “LTIP”). As you know, our stockholders will be considering and voting on both of these matters at our upcoming Annual Meeting of Stockholders on June 16, 2011. We appreciate Fidelity’s sharing its thoughts regarding the LTIP and advisory vote on executive compensation with us.

Consistent with the discussions between Abercrombie & Fitch Co. (the “Company”) and Fidelity, the purpose of this letter is to inform Fidelity that our management will take the following actions during the 2011 fiscal year:

Proposal No. 3 – Advisory Vote on Executive Compensation

Given that the existing CEO contract was entered into in 2008, management commits to recommend to the Compensation Committee that the Company review the contract provisions in light of the current landscape and current practices.

Management will recommend to the Compensation Committee to consider, to the extent it has not already done so, adding objective criteria in determining equity grant awards.

Additionally, where the Compensation Committee exercises discretion in determining awards, the Company will seek to enhance the related disclosure in the proxy to add additional transparency to the Compensation Committee’s decision-making process.

Proposal No. 7 – Approval of Amendment and Restatement of 2007 Long-Term Incentive Plan

Based upon stockholder approval of the Company’s proposal to add 3,000,000 shares to the LTIP, the Company does not expect to request additional shares prior to the 2014 Annual Meeting, and management does not intend to recommend to the Compensation Committee that additional shares be requested prior to that date.

In addition to the foregoing, the Company remains committed to engaging with its stockholders as it reviews its compensation policies and practices going forward.

If you have any questions regarding the foregoing, please call me at your convenience. Again, thank you for your assistance and support.

/s/ Ronald A. Robins, Jr.
Ronald A. Robins, Jr.
Senior Vice President, General Counsel and Secretary